Exhibit 99.1

NEWS

Investor Relations Contact: Sam Ramraj, (626) 302-2540
Media Contact: Gloria Quinn, (626) 302-2255
SCE Resolves All Insurance Subrogation Claims
for the Thomas, Koenigstein Fires and Montecito Mudslides
SCE also establishes best estimate of total liabilities for 2017, 2018 wildfire and mudslide events,
EIX reaffirms earnings guidance and commitment to maintaining investment grade ratings

ROSEMEAD, Calif., Sept. 23, 2020 — Southern California Edison has reached a settlement agreement with all the holders of insurance subrogation claims in the pending litigation arising from the 2017 Thomas and Koenigstein fires and the 2018 Montecito Mudslides (TKM). No admission of wrongdoing or liability was made in reaching this settlement. In addition, SCE continues to make progress in reaching settlements with individual plaintiffs in litigation arising from these events and the 2018 Woolsey Fire (collectively, the 2017/2018 Wildfire/Mudslide Events).

“We are making significant progress toward resolving wildfire-related litigation,” said Pedro J. Pizarro, president and CEO of Edison International, parent company of SCE. “The settlement announced today resolves all the subrogation claims in the pending 2017 Thomas and Koenigstein fires and January 2018 Montecito Mudslides litigation. In addition, while other claims and potential claims related to the 2017/2018 Wildfire/Mudslide Events remain, SCE has reached settlements with several hundred individual plaintiffs in litigation arising from these events. The company continues to explore reasonable settlement opportunities with other parties.”

Under the subrogation claims settlement, subrogation plaintiffs will receive $1.16 billion for claims based on payments they have already made to individual and business policyholders associated with the Thomas and Koenigstein fires and Montecito Mudslides. SCE will pay additional amounts for claims arising from future payments that may be made to policyholders prior to July 15, 2023, up to an agreed-upon cap.

Previously, last November, SCE and Edison International reached separate settlements with 23 public entities impacted by the 2017/2018 Wildfire/Mudslide Events. With this current subrogation claims settlement, increased settlement activity with individual plaintiffs and currently available information, SCE is now establishing a best estimate of total expected losses for the 2017/2018 Wildfire/Mudslide Events litigation of $6.2 billion (an increase of $1.3 billion from the prior estimate) and will record an incremental net charge to earnings of $878 million after tax. SCE’s best estimate of expected remaining losses is $4.6 billion.

SCE intends to seek reimbursement for a large portion of the settlement announced today from the approximately $843 million of its remaining wildfire insurance for the Thomas and Koenigstein fires and Montecito Mudslides. Timing differences between payments to the subrogation plaintiffs and reimbursement by insurance will be financed with SCE short-term debt supported by SCE’s $4.5 billion of existing credit facilities.

The following table presents changes in expected insurance recoveries associated with the estimated losses for the 2017/2018 Wildfire/Mudslide Events since June 30, 2020:

($ in millions)	TKM	Woolsey	Total
Total insurance for 2017/2018 Wildfire/Mudslide Events	1,000	1,000	2,000
Recovered from insurance carriers through June 30, 2020	(157)	(206)	(363)
Balance at June 30, 2020	843	794	1,637
Expected insurance recoveries for the TKM settlement	(843)	n/a	(843)
Expected remaining balance after reimbursement	–	794	794

To enable SCE to debt finance these incremental claims payments and maintain investment grade credit ratings, Edison International anticipates issuing approximately $1 billion of equity to invest in SCE. The timing of this financing will be dependent upon future settlements and claims payments that exceed insurance, and Edison International will provide an update on the fourth quarter 2020 earnings call.

Reaffirm 2020 Earnings Guidance

Additionally, Edison International reaffirms its previously provided 2020 earnings guidance range of $4.37 to $4.62 per share. The net charge to earnings associated with establishing a best estimate of expected losses will be treated as a noncore item. Edison International uses core earnings, which is a non-GAAP financial measure. See discussion of Use of Non-GAAP Financial Measures at the end of this release.

Additional Information

The company also made an 8-K filing, which can be accessed here. For additional information, the company also provided a frequently asked questions (FAQ) document, which can be accessed here.

SCE’s Efforts at Managing the Wildfire Threat in California

Our thoughts are with communities across the state that are suffering losses due to wildfire. At SCE, safety remains our first and highest priority. As SCE implements measures to reduce wildfire risk, the company continues to work closely with local first responders and emergency managers and communicate regularly with customers to improve awareness and promote preparedness.

Multiple factors contribute to wildfires throughout California, including the buildup of dry vegetation in areas severely impacted by years of historic drought; the failure of multiple responsible parties to clear the buildup of hazardous fuels; increasing temperatures; lower humidity and strong Santa Ana winds. Such factors can trigger wildfires for a variety of reasons and strain or damage utility facilities, no matter how well designed, constructed and maintained.

SCE’s wildfire risk mitigation efforts continue to focus on hardening infrastructure, bolstering situational awareness capabilities and improving operational practices, while implementing enhanced data analytics and technology. The California Public Utilities Commission approved SCE’s latest Wildfire Mitigation Plan on June 11, 2020.

Use of Non-GAAP Financial Measures

Edison International’s earnings are prepared in accordance with generally accepted accounting principles used in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. Our management uses core earnings and core earnings per share (EPS) internally for financial planning and for analysis of performance of Edison International and Southern California Edison. We also use core earnings and core EPS when communicating with analysts and investors regarding our earnings results to facilitate comparisons of the company’s performance from period to period. Financial measures referred to as net income, basic EPS, core earnings or core EPS also apply to the description of earnings or earnings per share.

Core earnings and core EPS are non-GAAP financial measures and may not be comparable to those of other companies. Core earnings and core EPS are defined as basic earnings and basic EPS, excluding income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings. Basic earnings and losses refer to net income or losses attributable to Edison International shareholders. Core earnings are reconciled to basic earnings in the table below. The impact of participating securities (vested awards that earn dividend equivalents that may participate in undistributed earnings with common stock) for the principal operating subsidiary is not material to the principal operating subsidiary’s EPS and is therefore reflected in the results of the Edison International holding company, which is included in Edison International Parent and Other.

	2020 Earnings Guidance as of Sept. 22, 2020

	Low	High
EIX Basic EPS	$4.09	$4.34
Less: Noncore Items*	(0.28)	(0.28)
EIX Core EPS	$4.37	$4.62
* There were ($102) million, or ($0.28) per share of noncore items recorded for the six months ended June 30, 2020, calculated based on an assumed weighted average share count for 2020. This does not include the charge described in this press release associated with establishing a best estimate of expected losses for the 2017/2018 Wildfire/Mudslide Events litigation.

Safe Harbor Statement for Investors

Statements contained in this press release about the settlements and SCE’s wildfire mitigation efforts, and other statements that do not directly relate to a historical or current fact, are forward-looking statements. In this press release, the words "believes," "continuing to," "predict," "plan," "may," "will," and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Southern California Edison’s Form 10-K, most recent Form 10-Q and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

About Southern California Edison
An Edison International (NYSE: EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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